Exhibit 4.23

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                               (1) FUTUREMEDIA PLC

                                     - and -

                                (2) MARK WILSHER


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                                SERVICE AGREEMENT

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THIS AGREEMENT is made on 28 February 2005.

BETWEEN:

(1) FUTUREMEDIA PLC, incorporated in England and Wales with registered number 1616681 and whose registered office is situate at Nile House, Nile Street, Brighton BN1 1HW (the "Company");

(2)   MARK WILSHER of ___________________________________________ ("Executive").

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

      1.1 In this agreement and the schedules to this agreement the following words shall have the meanings ascribed below:

      "Appointment" means the employment of the Executive under the terms of this Agreement;

      "Associated Company" means in relation to a company any other company in which the company or any Holding Company of it is directly or indirectly beneficially interested in 20% or more of that other company's issued ordinary share capital;

      "Board" or "Board of Directors" means board of directors of the Company from time to time;

      "Business" means providing e-learning solutions to both the public and private sector and any other business carried on by the Company and any Group company from time to time;

      "Group" means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary or Associated Company of either the Company or any such Holding Company;

      "Base Salary" means the salary payable to the Executive under this Agreement from time to time;

      "Subsidiary Company" and "Holding Company" shall have the meanings ascribed to them by the Companies Act 1985.

      1.2 A clause or schedule is a reference to a clause or schedule to this agreement.

2.    APPOINTMENT

      2.1 The Company shall employ the Executive and the Executive shall be employed by the Company in the capacity of Chief Financial Officer or in such other capacity as the Company and the Executive shall agree from time to time (the "Appointment").

3.    TERM

      3.1 The Appointment under this Agreement shall commence on 1 March 2005 (the "Commencement Date") and, unless earlier terminated in accordance with the terms of this agreement, shall be for a fixed term of one year ("Term") expiring on the first anniversary of this Agreement ("Term Date") and shall then continue until terminated by either party giving the other not less than six months' written notice.

      3.2 The Executive's continuous period of employment will begin on the Commencement Date.

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4.    DUTIES

      4.1 During the Appointment the Executive shall be responsible directly to the Chief Executive Officer of the Company and shall perform such duties and exercise such powers and functions as may from time to time be reasonably assigned to or vested in him by the Chief Executive Officer consistent with the usual duties of a Chief
            Financial Officer (or such other capacity as the Company and the Executive shall agree from time to time). The Executive shall unless prevented by ill health, devote the whole of his business time and attention, endeavours and abilities to promoting the interests of the Company and shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Company. The Executive shall promote the interests of the Company and shall obey all and any lawful and reasonable directions of the Chie Executive Officer and the Board.

      4.2 During the Appointment the Executive shall not without the written consent of the Board (such consent not to be unreasonably withheld):

            4.2.1 be engaged or interested  either directly or indirectly in any capacity in any trade business or occupation whatsoever other than the Business of the Company or the Group provided that the Executive shall not be prohibited from (a) holding whether directly or indirectly up to 3% of the shares or stock of any class of any company listed on a recognised stock exchange or the Alternative Investment Market or (b) serving in a non-executive capacity on the board of directors of one or more other companies (provided that such activity does not interfere with the performance of the Executive's obligations under this Agreement); or

            4.2.2 pledge the credit of the  Company or any Group  company  other than in the day to day running of the Business or enter into any contracts or obligations involving the Company or any Group company in major or substantial commitments.

      4.3 The Executive shall, during the Appointment, comply with the Company's/Group's guidelines in dealings in securities, the rules of any Model Code for transactions in securities applicable to the Company or the Group as a result of listing on any recognised stock exchange from time to time and any other applicable law or regulations applying to dealings in shares of the Company or any Group Company.

      4.4 During the Appointment the Company shall not be obliged to provide the Executive with work. The Company shall be entitled, at any time during which the Executive is absent due to incapacity or suspension or during all or any part of any period of time constituting the notice period with respect to a termination of the Appointment, to appoint another person to act jointly with the Executive in any capacity in which the Executive may be employed.

      4.5 The Company may at any time suspend the Executive from the performance of all or some of his duties, exclude him from any premises of the Company, exclude him from contact with customers, suppliers or employees upon written notice to the Executive (the "Suspension Notice") and may not give any reason for so doing, such suspension or exclusion being limited to all or part of any period of notice given by either party to terminate the Appointment. The Executive's salary and benefits will continue to be payable during such suspension or exclusion until the expiration of the period of notice given by either party to terminate the Appointment. Except for the requirement to work, the Executive's express and implied duties owed to the Company (whether in this agreement or under common law or otherwise) shall continue during any such period of suspension or exclusion on the basis as they applied immediately prior to the suspension or exclusion including, without limitation, clause 4.2.1 above, provided that for purposes of the restrictive covenants set forth in Schedule 2, the date of termination of the Appointment shall be deemed to be the date of the Suspension Notice.

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      4.6   The Executive  hereby  warrants to the Company that by entering into this Agreement and performing the duties hereunder he shall not be in breach of any express or implied terms of any other contract or obligation binding on him.

5.    PLACE AND HOURS OF WORK

      5.1 The Executive shall normally work at Nile House, Nile Street, Brighton, East Sussex BN1 1HW or any such other place within Brighton or London as the Company shall require from time to time, or any other location throughout the world as the Company and the Executive shall mutually agree, and shall travel as may reasonably be required for the proper performance of his duties under this Agreement.

      5.2   The Executive  shall work during  customary  business  hours (9am to
            6pm) each week day, excluding public and bank holidays, together with such additional hours on any day as may be necessary to perform his duties. Any such additional hours shall be unmeasured working time and Executive shall not be entitled to any additional remuneration in respect thereof.

      5.3 It is agreed that the average maximum weekly working time of 48 hours in Regulation 4 (1) of the Working Time Regulations 1998 shall not apply to the Executive nor will Regulation 6 (nightworking), Regulation 10 (daily rest), Regulation 11 (weekly rest), and Regulation 12 (rest breaks) apply to the Executive. The Executive may at any time terminate the opt out agreement in this clause by giving the Company three months notice in writing of his wish that Regulation 4 (1) should apply to him.

6.    REMUNERATION AND EXPENSES

      6.1   During the Appointment:

            6.1.1 The Company  shall pay to the  Executive a salary at a rate of
                  GBP100,000 ("Base Salary") per annum accruing on a daily basis and payable in arrears by equal monthly instalments which shall be inclusive of any fees and/or remuneration to which the Executive may be entitled as a Director of the Company, which Base Salary shall be subject to annual review by the Board;

            6.1.2 The Executive shall be entitled to a one-time signing bonus of
                  GBP15,000;

            6.1.3 The Executive  shall be entitled to a bonus at the  discretion of the Board; and

            6.1.4 The  Executive  shall be awarded  options to purchase  225,000 shares in the capital of the Company on such terms as set out in Schedule 3.

      6.2 The Company shall reimburse the Executive for all reasonable and authorised out of pocket expenses, including hotel and travelling expenses, wholly and exclusively incurred by the Executive in the discharge of his duties subject to the production of appropriate receipts or vouchers or such other evidence as the Company may reasonably require as proof of such expenses.

7.    INSURANCE BENEFITS AND PENSION

      7.1 From the Commencement Date, Executive will immediately be enrolled in the Company's Group Life Plan, Private Healthcare Plan Group
            Critical Illness scheme and Permanent Health insurance, subject to the rules of such schemes. Details of all these schemes are available from the Company's HR department.

      7.2 Executive will be eligible to join the Company Sponsored Group Personal Pension Scheme after three months continuous employment. Full details of the scheme are available from HR. A contracting out certificate is not in force in respect of the Executive's employment.

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8.    HOLIDAYS AND HOLIDAY PAY

      8.1 In addition to the normal bank and public holidays the Executive shall be entitled to 25 working days' paid holiday during each calendar year ("Holiday Entitlement") (which shall accrue on a daily basis)to be taken at such time as the Chief Executive Officer may from time to time approve.

      8.2 Untaken Holiday Entitlement in any calendar year (as the case may be) may not be carried forward to any following calendar year and such holiday will be forfeited without any right to payment in lieu.

      8.3 Each year Executive may be required to retain up to 4 days of holiday entitlement to cover the Christmas closure period. The Company's HR department will notify Executive of how much holiday entitlement will be so required each year prior to the end of the first calendar quarter of each calendar year.

      8.4 Upon termination of the Appointment the Executive shall either be entitled to salary in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received in respect of Holiday Entitlement taken in excess of his proportionate Holiday Entitlement.

      8.5 The Company reserves the right to require the Executive to take any accrued but unused holiday entitlement during any period of notice given to terminate the Appointment.

9.    SICKNESS AND ABSENCE

      9.1 If the Executive is at any time prevented by illness, accident or other incapacity from properly carrying out his duties under this agreement, he shall immediately notify the Chief Executive Officer. If such incapacity continues for a period of seven days, he shall be required to provide a medical practitioners' certificate in respect of the cause of incapacity for statutory sick pay purposes and covering the whole period of the absence.

      9.2 Subject to compliance with the provisions of clause 9.1 above and subject to the Company's right to terminate the Appointment for any reason (subject to the terms of this Agreement) including, without limitation, incapacity, if the Executive is at any time prevented by illness, accident or other incapacity from properly carrying out his duties under this agreement, he shall be paid his Base Salary for a period of up to 13 weeks in any 12 consecutive calendar months (the "Aggregate Period"). Thereafter, any payments shall be at the discretion of the Chief Executive Officer and/or the Board.

      9.3 Statutory sick pay ("SSP") will be paid by the Company in accordance with the legislation in force at the time of absence. Any payment of remuneration under sub-clause 9.2 for a day of absence will discharge the Company's obligation to pay SSP for that day.

      9.4 If the Executive shall at any time have been incapacitated or prevented by illness or injury or accident or any other circumstances beyond his control (such incapacity or prevention being referred to below as "Incapacity") from discharging his duties during the Appointment for a period or periods exceeding the Aggregate Period total of 13 or more weeks in any 12 consecutive calendar months, the Company may by notice in writing to the Executive given at any time during the period of Incapacity terminate the Appointment upon six months' written notice.

      9.5 If the Incapacity has been caused by the action of a third party in respect of which damages are or may be recoverable, the Executive shall as soon as possible after becoming aware of that fact, notify the Chief Executive Officer of that fact and shall receive the payments referred to in clause 9.2 above as loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment) and shall repay such loans when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise, provided that no such repayment shall apply to income tax amounts deducted from the payments made to the Executive for which refunds are not available.

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      9.6   From the date on which the Executive first receives benefits under a permanent health insurance scheme provided by the Company related to the Executive's inability to perform his duties hereunder, the Executive's entitlement to the Base Salary and all benefits provided under this Agreement will cease.

10.   CONFIDENTIAL INFORMATION

      10.1 The Executive shall not at any time during the Appointment nor at any time after its termination except for a purpose of the Company or the Group directly or indirectly use or disclose trade secrets or confidential information relating to the Company or any Group company or the Company's or any Group company's agents, customers, prospective customers or suppliers.

      10.2 For the purposes of clause 10.1 confidential information shall include any information relating to the Business and/or the financial affairs of the Company or the Group or the Company's or any Group company's agents, customers, prospective customers or suppliers and in particular shall include the information set out in
            Schedule 1 whether or not in the case of documents or other written materials they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Group company as being confidential.

      10.3  The  Executive   shall  not  be  restrained   from   disclosing  any
            confidential information which:

            10.3.1  he is authorised to disclose by the Board;

            10.3.2 had entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Executive or an authorised disclosure for an unauthorised purpose by the Executive;

            10.3.3 he is required to disclose by law, provided that Executive promptly notifies the Company of such requirement and assists the Company in seeking a protective order or other measures in order to protect the confidential information;

            10.3.4 he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act; or

            10.3.5 was available or becomes available to the Executive on a non-confidential basis from a source other than the Company or the Group.

11.   RESTRICTIVE COVENANTS

      The Executive acknowledges that he has been appointed to a senior position and he has or will in the course of the Appointment acquired or acquire confidential information, trade secrets and knowledge about the business, operations, customers and trade connections of the Company and the Group. Executive therefore acknowledges that the restrictions set forth in
      Schedule 2 are reasonably necessary for the purpose of protecting the legitimate business interests, goodwill and the stable trained workforce of the Company and the Group and agrees to comply with such restrictions.

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12.   DESIGNS AND INVENTIONS

      12.1 All writings, designs, inventions, programs discoveries or improvements conceived or made by the Executive during the course of or arising out of the Appointment (whether alone or together with any other person or persons) and which concern or are applicable to products or articles manufactured or sold by or to services provided by the Company and/or any Group company ("Designs and Inventions") irrespective of whether such Designs and Inventions were so made, devised or discovered during normal working hours or using the facilities of the Company shall be the exclusive property of the Company and shall be promptly disclosed to the Company by the Executive.

      12.2 The Executive shall at all times whether during the course of or after the termination of the Appointment if and whenever required by the Company (and at its expense) execute all such documents and do all such things as may be necessary effectively to obtain or vest in the Company or any Group company all rights title and interest in and to the Designs and Inventions absolutely and the Executive irrevocably appoints and authorises the Company to act as his attorney and agent for the purposes of executing and/or signing all or any documents as may be required to give the Company (and/or its nominee and/or assignee) the full benefit of the provisions of this clause. The decision as to the protection or exploitation of any Designs and Inventions shall be in the absolute discretion of the Company.

      12.3 The Executive waives irrevocably and unconditionally any moral rights in any part of the world (including any rights conferred by
            Section 77-85 of the Copyright Designs and Patents Act 1988) that the Executive or the Executive's successors, personal representatives or heirs have or may have against the Company or any of its employees, officers or agents in any of the Designs and Inventions referred to in clause 12.1.

      12.4 The Executive agrees, at the Company's request and expense, to exercise during the Appointment, or at any time after the termination of the Appointment, any moral rights the Executive has or may have (pursuant to Sections 77-85 of the Copyright Designs and Patents Act 1988 or otherwise) in any Designs and Inventions referred to in clause 12.1 against any third party in such manner as the Company shall reasonably request and in accordance with the Company's directions, and the Executive agrees not to exercise such moral rights other than in accordance with this paragraph.

13.   TERMINATION

      13.1 The Appointment may be terminated with immediate effect by the Company without notice and without compensation if at any time:

            13.1.1 the Executive: has committed any serious or persistent breach of any of the terms of this agreement and, if such breach is capable of being cured, has failed to cure the same within ten business days after receipt of notice from the Company of such breach; is guilty of any serious misconduct or continues to be guilty of wilful neglect in the discharge of his duties under this agreement after receipt of notice from the Company of such wilful neglect; or is guilty of any fraud, dishonesty or conduct tending to bring himself, the Company or any group company into disrepute;

            13.1.2 is convicted of criminal offence other than a motor offence not including a custodial sentence;

            13.1.3  the   Executive  is   adjudicated   bankrupt  or  makes  any
                    arrangement or composition with his creditors;

            13.1.4  becomes of unsound  mind or a patient  within the meaning of
                    Part VII of the Mental Health Act 1983; or

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            13.1.5  the Executive becomes prohibited by law from being or acting as  a  director  of  the  Company  or  taking  part  in  the
                    management  of  the  Company,   whether  under  the  Company
                    Directors Disqualification Act 1986 or otherwise.

      13.2 If the Board has reason to suspect that any one or more of the events set out in sub-clauses 13.1.1 to 13.1.5 (inclusive) has or have occurred, the Board may suspend the Executive on such terms as to payment of salary and other benefits or otherwise as the Board may think fit up to a maximum period of one month pending further investigations PROVIDED THAT in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company but without any claim for compensation.

      13.3 The Appointment may be terminated with immediate effect by the Executive without notice if at any time the Company has committed any serious or persistent breach of any of the terms of this agreement, including (after written notice from the Executive) wilful neglect in the discharge of its obligations under this agreement ( in such cases, a termination for "Good Reason"). In such event, the Executive's termination shall be deemed, for purposes of compensation, a termination by the Company without notice and the Executive shall be entitled to a lump sum payment in an amount equal to the compensation (as set forth in clause 13.8) due to him for the notice period. In addition, if the Executive terminates the agreement for Good Reason, the restrictive covenants contained in
            Schedule 2 shall be inapplicable.

      13.4 Upon a Change of Control (as defined in clause 13.5 below), either the Company or the Executive may terminate the Appointment immediately upon notice to the other. In the event the Appointment is so terminated by either the Company or the Executive, all of the obligations of the Company and Executive in clauses 2 through 9 shall cease except that the Executive shall be entitled to a lump sum payment in an amount equal to 6 months Base Salary and the fair value of all contractual benefits (including Holiday Entitlement that would have accrued during such period) without further recourse or liability to the Company.

      13.5 For purposes of this agreement, a "Change of Control" of the Company shall be deemed to have occurred upon (i) any sale, transfer or other conveyance, whether directly or indirectly, of all or substantially all of the assets or the Company, on a consolidated basis, in one transaction or a series of related transactions, (ii) any sale, transfer or other conveyance, whether directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the Company in one transaction or a series of transactions, (iii) any transaction or series of related transactions as a result of which any "Person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) or the United States Securities Exchange Act of 1934, whether or not applicable) that is not in control of the Company, either directly or indirectly through its affiliates, on the date of this agreement gains control of the Company, either directly or indirectly through its affiliates, or (iv) a reorganization or merger following the consummation of which the holders of the outstanding shares of the Company, immediately prior thereto cease to hold at least fifty percent (50%) of the voting power of the resulting or surviving company in such reorganization or merger. By way of clarification with respect to subsection (i) above, the shares of capital stock or other securities of any corporation or business entity that are held, directly or indirectly, by the Company shall constitute assets in connection with any determination or whether a sale of all or substantially all of the assets of the Company has occurred.

      13.6  Upon termination of the Appointment:

            13.6.1 the Company shall pay to the Executive any and all outstanding sums accrued up to the date of termination and the Executive shall receive (subject to the terms of this Agreement) all contractual benefits up to the date of termination.

            13.6.2 the Executive shall upon the request of the Company resign from all (if any) offices held by him in the Company or any Group company and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;

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            13.6.3  the Executive  shall  immediately  (i) return to the Company all correspondence, documents, papers, memoranda, notes, records such as may be contained in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by him) and any copies thereof charge and credit cards and all other property (including any car) belonging to the Company which may be in the Executive's possession or under his control, (ii) inform the Company of all access codes and passwords relating to his employment, and (iii) provide a signed statement that he has fully complied with the terms of this sub-clause; and

            13.6.4 the Executive shall irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may reasonably require.

      13.7 The Executive shall not at any time after the termination of the Appointment represent himself as being in any way connected with or interested in the Business of the Company or the Group.

      13.8 The Company may in its absolute discretion at any time after notice of termination shall have been given by either party lawfully terminate this agreement by notice in writing with immediate effect by making a payment of Base Salary and the fair value of all contractual benefits (including Holiday Entitlement that would have accrued during such period) in a sum equal to the amount payable for the unexpired period of notice to the Executive less tax and national insurance. In such event, for purposes of the restrictive covenants set forth in Schedule 2, the date of termination of the Appointment shall be deemed to be the date of any such notice of immediate termination.

14.   DISCIPLINARY AND GRIEVANCE PROCEDURES

      14.1 The Executive should refer any grievance he may have about his employment or about any disciplinary decision relating to him to the Board of Directors in writing.

      14.2 There are no special disciplinary rules affecting the Executive. Any disciplinary matters will be dealt with by the Board or a director or committee nominated by the Board.

15.   DATA PROTECTION

      15.1 The Executive's personal data will be held by the Company in its manual and automated filing systems and the Executive hereby consents to the same. Subject to the Executive's right to review the content and accuracy of the personal data held by the Company from time to time, the Executive consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area in order for the Appointment to be performed and this agreement to be fulfilled, and further, without limitation, for decisions to be made regarding the Executive's employment or continued employment, for obtaining or carrying out work from or for customers or potential customers, or for the purpose of any potential sale of over 50% of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Executive's employment under the Transfer of Undertaking (Protection of Employment) Regulations 1981. Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers.

      15.2 The Executive consents to reasonable processing by the Company of sensitive data including medical information for the purpose of the performance of the Appointment and fulfilment of this agreement and determining the Executive's fitness to carry out duties on behalf of the Group. The Executive further consents to the Company processing data regarding sex, status, race, ethnic origin or disability for the purpose of monitoring to ensure equality of opportunity within the Group.

16.   MISCELLANEOUS

      16.1 Notices may be given by either party by personal delivery or by letter or e-mail or fax message addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter shall be deemed to have been given 48 hours after posting and any such notice given by fax shall be deemed to have been given at the time on the confirmation report. Any notice given to the Company by e-mail may be sent to the normal business e-mail address of the Company Secretary and any notice given to the Executive by e-mail may be sent to such e-mail address as may be agreed between the Executive and the Company from time to time and any notice given by e-mail shall be deemed to have been given one hour after it was sent and a hard copy shall be sent by post or fax by way of confirmation .

            Copies of all notices given to the Executive shall also be sent to:

            ---------------------------------------

            ---------------------------------------

            ---------------------------------------

      16.2 There are no collective agreements in force that affect the terms and conditions of the Appointment.

      16.3 This agreement is in substitution for all previous contracts of service between the Company and/or Group Company and the Executive (if any) and any such agreements shall be deemed to have been terminated by mutual consent as from the date on which the Appointment commenced.

      16.4 In the event of the expiry of this agreement at the end of the Term without it being renewed the Executive agrees in accordance with section 197 of the Employment Rights Act 1996 to exclude his rights to make any claim in relation to the termination of the Appointment in respect of a redundancy payment.

      16.5 This agreement shall be construed and governed by English Law and the parties submit to the non-exclusive jurisdiction of the English Courts.

      16.6 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

      16.7 The provisions of clauses 10, 11, 12, 13.3 and 16 shall survive termination of this agreement.

17.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

            A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement


SIGNED as a DEED by                            )
FUTUREMEDIA PLC acting by:                     )
                                               )
                                               )

Director

Director/Secretary



SIGNED as a DEED by                            )
MARK WILSHER in the presence of:               )
                                               )

Witness Signature:

Full Name:

Address:

                                   SCHEDULE 1

                            Confidential information

For the purposes of clause 10, confidential information shall include, but shall not be limited to:

1. the business methods and information of the Company and any Group company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes,
      costings,   budgets,   turnover,   sales   targets   or  other   financial
      information);

2. lists and particulars of the Company's and any Group company's suppliers and customers and the individual contacts at such suppliers and customers;

3. details and terms of the Company's and any Group company's agreements with suppliers and customers;

4. secret manufacturing or production processes and know-how employed by the Company and any Group company or its/their suppliers;

5. confidential details as to the design of the Company's and any Group company's or its and/or their suppliers' products and inventions or developments relating to future products;

6. information belonging to customers or suppliers of the Company, or to any third party, which the Company is obligated to keep confidential;

7. details of any promotions or future promotions or marketing or publicity exercises planned by the Company or any Group Company;

8.    details of any business plans of the Company or any group company; and

9. any information which may affect the value of the Business or the shares of the Company or any Group company.

                                   SCHEDULE 2

                              Restrictive Covenants

1. The Executive shall not without the prior written consent of the Board for a period of six months after the termination of the Appointment, directly or indirectly, on his own behalf, or on behalf of any person firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined below):

      1.1   solicit or canvass the custom of any Customer (as defined below);

      1.2 solicit or canvass the custom of any Potential Customer (as defined below);

      1.3   deal with any Customer;

      1.4   deal with any Potential Customer;

      1.5 solicit or entice away, or attempt to entice away from the Company or any Group company any employee of the Company or any Group company who is employed by the Company or any Group company at the date of the termination of the Appointment provided that this restriction shall only apply to persons whom the Executive has managed or with whom he has worked at any time during the 6 months immediately preceding the date of termination of the Appointment and who on the date of termination of the Appointment was employed by the Company or Group Company in the capacity of director, senior sales, technical, business development or any other managerial role and provided that this restriction shall not apply to non-managerial (clerical or administration or manual) staff;

2. The Executive shall not without the prior written consent of the Board for a period of six months after the termination of the Appointment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company:

      2.1 within the Restricted Territory (as defined below) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, agent or otherwise any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than 3% of any public company whose shares are quoted on any recognised stock exchange or the Alternative Investment Market;

      2.2 endeavour to cause any person, firm or company who is at the date of termination of the Appointment or at any time during the six months immediately prior to such termination a supplier to the Company and/or any Group company to either cause to cease to supply the Company or any Group company or materially alter the terms of such supply in a manner detrimental to the Company or any Group company provided that references to suppliers shall only refer to those persons, firms or companies with whom the Executive has had material personal contact during the course of the Appointment or for whom the Executive has had managerial responsibility in either case at any time during the six months immediately prior to the date of termination of the Appointment.

3. In this Schedule 2 the following words and phrases shall have the following meanings:

      3.1 "Restricted Business" shall mean the Business or any part of the Business which in either case:

            3.1.1 is carried on by the Company or any member of the Group at the date of termination of the Appointment; or

            3.1.2 was  carried  on by the  Company or any member of the Group at any time during the six months immediately prior to the date of termination of the Appointment; or

            3.1.3 is to the  knowledge of the Executive to be carried out by the
                  Company or any member of the Group at anytime during the six months immediately following the date of termination of the Appointment;

            and which, as a result of the Appointment, the Executive was materially concerned with or had management responsibility for (or had substantial confidential information regarding) in either case at any time during the period of six months immediately prior to the date of termination of the Appointment;

      3.2 "Restricted Territory" shall mean any country in which the Company or any other Group company:

            3.2.1 carried on any  Restricted  Business or provided  any goods or services in connection with any Restricted Business at the date of termination of the Executive's employment; or

            3.2.2 carried on any  Restricted  Business or provided  any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to the date of termination of the Executive's employment;

                  and regarding which country the Executive:

                  (a) was materially concerned or worked in;

                  (b) had management responsibility for; and/or

                  (c) obtained confidential information,

      during the course of, and as a result of, the Appointment at any time during the period of six months immediately prior to the date of termination of the Appointment;

      3.3 "Customer" shall mean any person, firm or company who at the date of termination of the Appointment or at any time during the six months immediately prior to such termination was a customer of the Company or any member of the Group and from whom the Executive had obtained business on behalf of the Company or any Group company or to whom the Executive had provided or arranged the provision of goods or services on behalf of the Company or any Group company or for whom the Executive had management responsibility in any case at any time during the period of six months immediately prior to the date of termination of the Appointment;

      3.4 "Potential Customer" shall mean any person, firm or company with whom either the Executive or any other employee of the Company or any Group company who the Executive had, at the date of the negotiations, management responsibility for, carried out negotiations on behalf of the Company or any Group company at any time during the three months immediately prior to the date of termination of the Appointment with a view to such person, firm or company becoming a customer of the Company or any Group company.

4. In the event that the Executive receives an offer of employment or request to provide services either during the Appointment or during the currency of the restrictive periods set out in clauses 1 and 2 of this schedule 2, the Executive shall provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.

5. The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group company.

                                   SCHEDULE 3

                                     Options


The Executive shall be awarded by the Company options in respect of 225,000 shares in the capital of the Company subject to the terms of the Futuremedia PLC 2005 Unapproved Share Option Scheme for New Employees (or such other plan as the Board of Directors may specify):

(a) exercise price of the options shall be the Market Value (as defined in the scheme) on the Commencement Date; and

(b) options shall vest in equal annual instalments over the three year period commencing on the first anniversary of the Appointment and shall be exercisable for a period of ten years from the Commencement Date.